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SUBSIDIARIES OF REGISTRANT                                       Exhibit 21

The subsidiaries of Mid-America Bancorp are listed below. Each of the companies with the exception of Mid-America Bank, F.S.B., which is a Federal Savings Bank organized under laws of the United States, is incorporated in the state of Kentucky.

                Mid-America Bank of Louisville and Trust Co.

                Mid-America Money Order Company

                Eton Life Insurance Company

                Mid-America Data Processing Inc.

                Mid-America Property Management Company

                MABC Leasing Company

                Mid-America Bank, F.S.B.